UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2017

KINDER MORGAN, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-35081 (Commission File Number)	80-0682103 (I.R.S. Employer Identification No.)

1001 Louisiana Street, Suite 1000

Houston, Texas 77002

(Address of principal executive offices, including zip code)

713-369-9000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.             Other Events.

On August 3, 2017, Kinder Morgan, Inc. (“KMI”) entered into an underwriting agreement (the “Underwriting Agreement”) with Barclays Capital Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein, pursuant to which KMI agreed to sell $1,250,000,000 in aggregate principal amount of senior notes consisting of (i) $1,000,000,000 in aggregate principal amount of KMI’s 3.150% Senior Notes due 2023 (the “Fixed Rate Notes”) and (ii) $250,000,000 in aggregate principal amount of KMI’s Floating Rate Senior Notes due 2023 (the “Floating Rate Notes” and together with the Fixed Rate Notes, the “Notes”).

The Notes are guaranteed pursuant to a Cross Guarantee Agreement, which is described in and filed as Exhibit 10.1 to KMI’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017. The Underwriting Agreement contains customary representations and warranties by KMI. The Underwriting Agreement also contains customary indemnification and contribution provisions whereby KMI and the underwriters have agreed to indemnify each other against certain liabilities. The Notes were offered and sold under a prospectus supplement and related prospectus filed with the Securities and Exchange Commission pursuant to a shelf registration statement on Form S-3 (File No. 333-207599).

The Notes were issued pursuant to an Indenture, dated as of March 1, 2012, between KMI and U.S. Bank National Association, as trustee. The Notes will mature on January 15, 2023.  Interest on the Notes will accrue from August 10, 2017. Interest on the Fixed Rate Notes will be payable semi-annually in arrears on January 15 and July 15 of each year, beginning on January 15, 2018. Interest on the Floating Rate Notes will be payable quarterly in arrears on January 15, April 15, July 15 and October 15, beginning on October 15, 2017.

KMI may redeem all or a part of the Fixed Rate Notes at any time at the applicable redemption price. The Floating Rate Notes are not redeemable at KMI’s option.

Upon the occurrence of an event of default under the Indenture, which includes payment defaults, defaults in the performance of affirmative and negative covenants, bankruptcy and insolvency related defaults and failure to pay certain indebtedness, the obligations of KMI under the Notes may be accelerated, in which case the entire principal amount of the Notes would be immediately due and payable.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.

KMI expects to use the proceeds from the offering of the Notes (i) to pay indebtedness outstanding under KMI’s term loan facility, (ii) to redeem the 5.50% senior notes due 2022 issued by KMI’s subsidiary, Hiland Partners Holdings LLC, and guaranteed by KMI (such notes, the “Hiland notes”), and (iii) for general corporate purposes.

The underwriters and their related entities have, from time to time, engaged in commercial and investment banking transactions with KMI and its affiliates and provided financial advisory services for KMI and its affiliates in the ordinary course of their business, and may do so in the future. Affiliates of the underwriters are lenders under KMI’s term loan facility and may hold a portion of the Hiland Notes and, accordingly, these entities will receive a portion of the proceeds of the offering of the Notes. Additionally, underwriters and their related entities have received and in the future will receive customary compensation and expense reimbursement for these commercial and investment banking transactions and financial advisory services.

Item 9.01.             Financial Statements and Exhibits.

(d)           Exhibits

1.1          Underwriting Agreement, dated August 3, 2017, by and among Kinder Morgan, Inc. and the underwriters party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINDER MORGAN, INC.

By:	/s/ Kimberly A. Dang
Name:	Kimberly A. Dang
Title:	Vice President and Chief Financial Officer

Date: August 9, 2017

EXHIBIT INDEX

1.1	Underwriting Agreement, dated August 3, 2017, by and among Kinder Morgan, Inc. and the underwriters party thereto.